EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	J John Combs III, President
Strategic Environmental & Energy Resources, Inc.
7801 Brighton Road
Commerce City, CO 80022
303-295-6297
email: john@regs-llc.com

Strategic Environmental & Energy Resources, Inc. closes acquisition of REGS and Tactical Cleaning Company

New York, NY, January 22, 2008 –Strategic Environmental & Energy Resources, Inc. (“Strategic”) (SENR: Pink Sheets), formerly Satellite Organizing Solutions, Inc., a Nevada corporation and portfolio company of Infinity Capital Group, Inc., announced today that it closed the acquisition of all the issued and outstanding interest of REGS, LLC (“REGS”), a leading provider of technology-based industrial services, and Tactical Cleaning Company, LLC (“Tactical”), a dedicated fixed and mobile railcar and tanker truck cleaning company, both Colorado limited liability companies.

Pursuant to the acquisition, the interest holders of REGS and Tactical allowed their interests to be acquired for 18,282,630 restricted shares of Strategic common stock (“Acquisition Shares”). The acquisition will be accounted for under the reverse acquisition accounting rules. As part of the acquisition, the management team of REGS became the directors and officers of Strategic, and Greg Laborde, former president and sole director, resigned.

Prior to the completion of the transaction, a reverse stock split of Strategic common stock was consummated on a one-for-four basis whereby each four (4) outstanding shares of Strategic common stock was converted into one (1) share. There are currently a total of 19,159,443 common shares issued and outstanding, including 876,813 shares held by existing shareholders of Strategic prior to the closing.

J John Combs III, the newly elected president of Strategic, said, "We are very pleased to conclude our going-public transaction and turned away many suitors before we found Infinity Capital.  The Company is now in a position to aggressively move forward with its business plan of revenue growth, expansion, and vertical integration through acquisitions in a market that is experiencing unprecedented revenue and earnings.”

Focusing solely on its Rocky Mountain regional operations, REGS has nearly tripled its personnel base and revenue over the last four years.  “REGS has achieved its recent growth using internally generated cash without the benefit of any significant growth capital,” stated Mike Cardillo, REGS’ founder and president. “As a result, we’ve been forced to pass up many large and potentially lucrative projects.  Our transition to being owned by a public company, coupled with a stronger balance sheet, gives us the ability to operate more efficiently and pursue many available opportunities to accelerate our growth and improve profitability.  We intend to move forward aggressively in opening additional industrial service offices in markets many times the size of our current, more regional markets.”

Tactical’s rail opportunities are equally exciting in a market space that is also realizing remarkable revenues and profits in recent years.  The rail company has completed two new offices from the ground up in the last three years with two additional scheduled for completion in the next several months.  Combs explained, “Tactical’s newly formed partnerships will enable the rail operation to complete these cleaning facilities ahead of schedule and open new, additional full-service facilities in strategic locations across the United States.  We have worked diligently for two years; securing short line rail leases in high-traffic regions, contracting with large and small rail partners, and employing experienced management to be prepared for this closing.”  Tactical should have at least four facilities opened by year-end, each exceeding $1.0 million of high-margin revenue on an annualized basis.

Combs said Strategic and its subsidiaries expect to develop several significant, complementary business partnerships, both domestic and international, in the 2008-2009 time frame, but did not provide specific information about M&A activity currently in progress.

About Strategic Environmental & Energy Resources, Inc.

The Company is a newly structured public holding company with two operating subsidiaries: REGS, LLC and Tactical Cleaning Company, LLC.  The mission of the Company is to assemble a synergistic conglomerate of the most innovative and profitable entities and technologies in the fast growing environmental and energy arenas.  The proven operating histories, proprietary technologies, and experienced management of its subsidiaries will enable Strategic to execute this plan, create a more complete and vertically integrated industrial service offering, and thereby capture new and lucrative market share.

For more information or to receive future press releases, go to the Company’s web site at http://www.seer-corp.com

About REGS and Tactical Cleaning Company

Formed in 1994, REGS, LLC (d/b/a Resource Environmental Group Services) is a leading provider of technology-based industrial services throughout the country with its headquarters in Commerce City, Colorado.  For nearly fifteen years, REGS has serviced all levels of both the government and private sectors.  In addition to servicing many small and mid-sized customers throughout the country, REGS has a well established network of large refinery customers throughout the West and Midwest.  Formed in 2004, its sister company, Tactical Cleaning Company, LLC, is a dedicated fixed and mobile railcar and tanker truck cleaning company with current operations in Colorado, Nebraska, Pennsylvania, and Oklahoma.  Together, REGS and Tactical currently provide industrial and tank cleaning services, environmental construction services, transportation of recovered industrial wastes, railcar and tanker truck cleaning, sludge dewatering services, and general environmental and waste management services.

About Infinity Capital Group, Inc.

Infinity Capital Group, Inc., is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  The business of Infinity is to seek out special situation opportunities in emerging growth companies that are in need of initial or expansion financing.  Infinity provides managerial assistance and invests in publicly traded vehicles and companies desiring to become publicly traded through either a public offering, or a reverse merger with an existing publicly traded entity.  In addition, Infinity intends to invest in micro cap public-traded companies seeking PIPEs (Private Investment in Public Entities). Infinity believes that it will have a greater ability to raise additional capital for “follow on” rounds for portfolio companies than a traditional private venture capital fund.

For more information or to receive future press releases, go to Infinity’s web site through the following link: http://www.infinitybdc.com/contact.php

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes", "looking ahead", "anticipates", "estimates" and other terms with similar meaning.  Specifically, statements about the Company’s plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.